Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.1 to Form S-4 of our report dated March 05, 2025 relating to the financial statements of TLGY Acquisition Corporation, as of and for the year ended December 31, 2024 (which includes an explanatory paragraph as to TLGY Acquisition Corporation’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 29, 2025